Exhibit 21


                                    LIST OF SUBSIDIARIES




                                  Jurisdiction of         Name(s) under which
Subsidiary                         Incorporation        Subsidiary does business
----------------------------     -------------------   ------------------------

American Biogenetic
      Sciences (Ireland) Ltd.         Ireland                     *

American Bio Systems, Inc.
   (formerly named Stellar Bio
   Systems, Inc.)                     Maryland                    *


---------------------
*  Not applicable

Each subsidiary is wholly owned by ABS except that 1% of the capital stock of American Biogenetic Sciences (Ireland) Ltd. is registered in the name of an officer of ABS.